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                                                           Exhibit 10.12


                          MARSH & McLENNAN COMPANIES, INC
                                 CANADIAN EMPLOYEE
                   1997 CASH BONUS AWARD VOLUNTARY DEFERRAL PLAN
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1.        ELIGIBILITY

All active Canadian employees of Marsh & McLennan Companies, Inc. (the "Corporation") and its subsidiaries who are designated as eligible for participation in the MMC Partners Bonus Plan or a Local Bonus Plan, and who are presently in salary grade 15 (or its equivalent) or above, may, at management's discretion, be considered for participation in the Marsh & McLennan Companies, Inc. Canadian Employee 1997 Cash Bonus Award Voluntary Deferral Plan (the "1997 Plan"). Participants in the 1997 Plan may make deferral elections pursuant to the rules outlined in Section 2 below.

2.        PROGRAM RULES

Except as otherwise provided herein, the 1997 Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation (the "Committee"). The Committee shall have authority in its sole discretion to interpret the 1997 Plan and make all determinations, including the determination
of bonus awards eligible to be deferred, with respect to the 1997 Plan.   All
determinations made by the Committee shall be final and binding. The Committee may delegate to any other individual or entity the authority to perform any or all of the functions of the Committee under the 1997 Plan and references to the Committee shall be deemed to include any such delegate. Exercise of deferral elections under the 1997 Plan must be made in accordance with the following rules.

     a.   RIGHTS TO AN AWARD AND TO A DEFERRAL ELECTION
          The right to a deferral election applies only to the annual cash bonus scheduled to be awarded in early 1998 in respect of 1997 services, the payment of which bonus would normally be made by the end of the first quarter of the 1998 calendar year. The granting of such an annual cash bonus award is discretionary and neither delivery of deferral election materials nor an election to defer shall affect entitlement to such an award. The right to a deferral election does not apply to bonuses (including, but not limited to, bonuses pursuant to an employment agreement, sign-on or guaranteed bonuses, commissions or non-annual incentive payments) that are not awarded as part of an annual cash bonus plan.


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     b.   ELECTION FORMS
          In order to ensure that elections to defer bonus amounts are effective under applicable tax laws, please complete and sign the attached election form(s) and return them (postmarked or delivered) no later than November 26, 1997. Form(s) should be returned, and any questions should be directed, to:

                                 Vincent R. Belluccia
                    Manager, Executive Compensation and HR Systems
                           Marsh & McLennan Companies, Inc.
                             1166 Avenue of the Americas
                               New York, NY  10036-2774
                                    (212) 345-5657

c.   DEFERRAL OPTIONS

     (i) DEFERRAL AMOUNT. An eligible employee may elect to defer a portion of such employee's bonus award in an amount represented by one of the following two choices:

          1. 25%, 50%, 75% or 100% of the employee's cash bonus award, subject to a maximum limit established by the Committee, or

          2. the lowest of 25%, 50%, 75% or 100% of the employee's cash bonus award which results in a deferral of at least Canadian $10,000.

     If the percentage selected times the amount of the cash bonus award is less than Canadian $10,000, NO deferral will be made or deducted from the award.

     (ii) PERIOD OF DEFERRAL. The payment of a bonus award may be deferred to January of 1999 or January 2000, as elected by the participant.

     (iii) 1997 DEFERRED BONUS ACCOUNTS. If a deferral election is made, deferrals may be made into one or both of the two accounts which the Corporation shall make available to the participating employee. The relevant portion of the award deferral will be credited to the relevant account on the first day of the month following the date in which the bonus payment would have been made had it not been deferred. The available accounts for deferrals of bonuses (the "1997 Deferred Bonus Accounts") shall consist of (a) the 1997 Putnam Fund Account and (b) the 1997 Interest Equivalent Account. Amounts may not be transferred between the 1997 Interest Equivalent Account and the 1997 Putnam Fund Account.


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d.   1997 PUTNAM FUND ACCOUNT

     (i) ACCOUNT VALUATION. The 1997 Putnam Fund account is a bookkeeping account the value of which shall be based upon the performance of selected funds of the Putnam mutual fund group. The Corporation will determine in its sole discretion the funds of the Putnam mutual fund group into which deferrals may be made. Deferrals among selected funds comprising the 1997 Putnam Fund Account must be made in multiples of 5% of the total amounts deferred into the 1997 Putnam Fund Account. Deferred amounts will be credited to the 1997 Putnam Fund Account with units each reflecting one Class A share of the elected fund. Fractional units will also be credited to such account, if applicable. The number of such credited units will be determined by dividing the value of the bonus award deferred into such fund by the net asset value of the elected fund of the 1997 Putnam Fund Account as of the close of business on the last trading day on the New York Stock Exchange of the month in which such bonus payment would have been made had it not been deferred. All dividends paid with respect to an elected fund of a 1997 Putnam Fund Account will be deemed to be immediately reinvested in such fund. All amounts credited to the 1997 Putnam Fund Account will be converted into U.S. dollars at the exchange rate in effect as of the applicable date.

     (ii) FUND TRANSFERS. Amounts deferred into a 1997 Putnam Fund Account may be transferred between eligible funds pursuant to an election which may be made once per calendar month (or at such other intervals as the Committee may prescribe). Such election shall be effective, and the associated transfer shall be based upon the net asset values of the applicable funds of the 1997 Putnam Fund Account, as of the close of business on the last trading day on the New York Stock Exchange of the month (or other applicable period) in which such election is received by the Corporation, provided the election is received by the 25th day of such month (or at least a sufficient number of days, determined by the Committee, prior to the end of such other applicable period) and not revoked prior to such date. In the event the election is not received on a timely basis, such election shall be effective as of the close of business on the last trading day on the New York Stock Exchange of the immediately following calendar month (or other applicable period), provided such election is not revoked prior to the 25th day of such following calendar month (or prior to the date determined by the Committee for any other applicable period).

e.   1997 INTEREST EQUIVALENT ACCOUNT
     An "Interest Equivalent" shall be calculated and added to each 1997 Interest Equivalent Account as of the last day of each calendar quarter based on the average principal balance in said account during said calendar quarter and on the average of the 30-day Banker's Acceptance rate of interest as published in the Toronto Globe & Mail during such calendar quarter.


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f.   STATEMENT OF ACCOUNT
     The Corporation shall provide periodically to each participant (but not less frequently than once per calendar quarter) a statement setting forth the balance to the credit of such participant in such participant's 1997 Deferred Bonus Accounts.

g.   IRREVOCABILITY AND ACCELERATION
     All deferral elections made under the 1997 Plan are irrevocable. However, the Committee may, in its sole discretion, and upon finding that a participant has demonstrated severe financial hardship, direct the acceleration of the payment of any or all deferred amounts then credited to the participant's 1997 Deferred Bonus Accounts.

h.   PAYMENT OF DEFERRED AMOUNTS

     (i) DEFERRAL YEAR DISTRIBUTIONS. If the participant remains employed until the deferral year elected, all amounts in the participant's 1997 Deferred Bonus Accounts will be paid in a single distribution, less applicable withholding taxes, in January of the deferral year elected.

     (ii) TERMINATION OF EMPLOYMENT PRIOR TO END OF DEFERRAL PERIOD. In the event of termination of employment for any reason prior to the completion of the elected deferral period, all amounts then in the participant's 1997 Deferred Bonus Accounts will be paid to the participant (or the participant's designated beneficiary in the event of death) in a single distribution, less applicable withholding taxes, as soon as practicable after the end of the quarter in which the termination occurred; PROVIDED, HOWEVER, that upon a participant's retirement or termination for disability prior to completion of the elected deferral period all such amounts shall be paid in a single distribution during January of the year following such retirement or termination for disability, as the case may be.

     (iii) CHANGE IN CONTROL. Notwithstanding any other provision in the 1997 Plan to the contrary, in the event of a "change in control" of the Corporation, as defined in the Corporation's 1997 Employee Incentive and Stock Award Plan (the "1997 Incentive Plan"), all amounts credited to a participant's 1997 Deferred Bonus Accounts as of the effective date of such change in control will be distributed within five days of such change in control as a single distribution, less applicable withholding taxes.

     (iv) FORM OF PAYMENT. All payments under the 1997 Plan shall be made in cash in Canadian dollars converted, if necessary, at the exchange rate in effect as of the applicable date.


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i.   TAX TREATMENT
     Under present Canadian tax law, all amounts of an employee's bonus deferred for a period not exceeding three years from the year in which the related service was rendered, as well as any Interest Equivalent thereon, will be exempt from Canadian taxation during the period of deferral. When any part of the 1997 Deferred Bonus Accounts is actually paid to a participant, taxable employment income will be incurred.

j.   BENEFICIARY DESIGNATION
     Each participant shall have the right, at any time, to designate any person or persons as beneficiary or beneficiaries (both principal and contingent) to whom payment shall be made under the 1997 Plan and every other Cash Bonus Award Voluntary Deferral Plan for which the participant has or will have an account balance (collectively, including the 1997 Plan, the "Plans"), in the event of death prior to complete distribution to the participant of the amounts due under the Plans. Any beneficiary designation may be changed by a participant by the filing of such change in writing on a form prescribed by the Corporation. The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed and apply to all deferrals in the account. A beneficiary designation form is attached for use by a participant who either does not have such form on file or wishes to make a change in the beneficiary designation. Upon completion of the attached form, it should be forwarded to Vincent R. Belluccia, at the address set forth in Section 2.b. above.
     If a participant does not have a beneficiary designation in effect, or if all designated beneficiaries predecease the participant, then any amounts payable to the beneficiary shall be paid to the participant's estate. The payment to the designated beneficiary or to the participant's estate shall completely discharge the Corporation's obligations under the Plans.

3.   AMENDMENT AND TERMINATION OF THE 1997 PLAN

The Committee may, at its discretion and at any time, amend the 1997 Plan in whole or in part. The Committee may also terminate the 1997 Plan in its entirety at any time and, upon any such termination, each participant shall be paid in a single distribution, or over such period of time as determined by the Committee (provided such period of time falls within the restriction set forth in Section 2.c. (ii) above), the then remaining balance in such participant's 1997 Deferred Bonus Accounts.


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4.   MISCELLANEOUS

A participant under the 1997 Plan is merely a general (not secured) creditor and nothing contained in the 1997 Plan shall create a trust of any kind or a fiduciary relationship between the Corporation and the participant or the participant's estate. Nothing contained herein shall be construed as conferring upon the participant the right to continued employment with the Corporation or its subsidiaries, or to a cash bonus award. Except as otherwise provided by applicable law, benefits payable under the 1997 Plan may not be assigned or hypothecated and no such benefits shall be subject to legal process or attachment for the payment of any claim of any person entitled to receive the same. The adoption of the 1997 Plan and any elections made pursuant to the 1997 Plan are subject to approval of the 1997 Plan by the Committee.




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